Exhibit 99.1

StoneBridge Acquisition Corporation’s Business Combination with DigiAsia Expected to Close by April 2024.

New York, NY, March 25, 2024 – StoneBridge Acquisition Corporation (“StoneBridge”) (Nasdaq: APAC), an Asia-Pacific focused publicly traded special purpose acquisition company (SPAC), announced today that it expects to complete its previously announced business combination with DigiAsia Bio Pte Ltd (“DigiAsia”) by April 2024.

Upon completion of the business combination, the combined company will be named DigiAsia Corp. and trade on the Nasdaq Stock Market under the ticker symbol ‘FAAS.’

About StoneBridge Acquisition Corporation:

StoneBridge Acquisition Corporation is a blank check company incorporated as Cayman Islands exempted for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Stonebridge focused its search on a target with operations or prospective operations in the consumer technology, communications, software, SaaS, fintech or media sectors. The geographic focus for StoneBridge was the Asia Pacific region. Stonebridge helps visionary entrepreneurs navigate the US capital markets to create enterprise value for themselves and for their investors. To learn more, visit http://stonebridgespac.com/.

About DigiAsia:

Established in 2017, DigiAsia is Indonesia’s Embedded Fintech-as-a-Service (FaaS) company in Indonesia. Committed to responding to all kinds of challenges related to the financial sphere, this start-up company, founded by Alexander Rusli and Prashant Gokarn, operates with four licenses; to serve Digital Payment (KasPro), P2P Lending (KreditPro), Remittances (RemitPro), and Digital Financial Services (Digibos). The entire products and services from DigiAsia can be embedded with any application and ecosystem, enabling corporate partners and the public in general to easily utilize fintech solutions to optimize financial management processes, both in terms of business and daily life. To learn more, visit https://www.digiasia.asia/.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our plans, objectives, expectations and intentions; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend to,” “plan,” “projection,” “outlook,” “hope to” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding DigiAsia’s industry and market sizes, future opportunities for DigiAsia and Stonebridge, Stonebridge’s estimated future results and the proposed business combination between Stonebridge and DigiAsia likelihood, timing and ability of the parties to successfully consummate the proposed transaction. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in Stonebridge’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: inability to meet the closing conditions to the business combination, including the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement; the inability to complete the transactions contemplated by the business combination agreement due to the failure to obtain approval of Stonebridge’s shareholders, the failure to achieve the minimum amount of cash available following any redemptions by Stonebridge shareholders, redemptions exceeding a maximum threshold or the failure to meet The Nasdaq Stock Market’s initial listing standards in connection with the consummation of the contemplated transactions; costs related to the transactions contemplated by the business combination agreement; a delay or failure to realize the expected benefits from the proposed transaction; risks related to disruption of management’s time from ongoing business operations due to the proposed transaction; changes in the markets in which DigiAsia provides embedded financial offering services, including with respect to its competitive landscape, technology evolution or regulatory changes; changes in domestic and global general economic conditions, risk that DigiAsia may not be able to execute its growth strategies, including providing software solutions for the broad blockchain technology, and identifying, acquiring, and integrating acquisitions; risks related to the ongoing COVID-19 pandemic and response; risk that DigiAsia may not be able to develop and maintain effective internal controls; and other risks and uncertainties indicated in Stonebridge final prospectus, dated July 15, 2021, for its initial public offering, and the proxy statement/prospectus relating to the proposed business combination, including those under “Risk Factors” therein, and in Stonebridge other filings with the SEC. Stonebridge and DigiAsia caution that the foregoing list of factors is not exclusive.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about Stonebridge and DigiAsia or the date of such information in the case of information from persons other than Stonebridge or DigiAsia, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding DigiAsia’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Company Contact:

Prabhu Antony

646-314-3555

p.antony@stonebridgespac.com